Exhibit 99.1(f)

CONSENT OF BRIAN WHEELER, DIRECTOR NOMINEE

The undersigned, a director nominee of Ashford Inc., a Delaware corporation (the “Company”), hereby (i) consents to being nominated for the position of director of the Company and to serve as such if elected, and (ii) consents to being named as a director nominee in the prospectus included in the Registration Statement on Form S-4 filed by the Company (including any amendments to such Registration Statement).

/s/ Brian Wheeler
Brian Wheeler

Dated:  August 14, 2014